UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-12
PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified In Its Charter)
Sellers Capital Master Fund, Ltd.
Sellers Capital LLC

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)
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Media Contact:	Stefan Prelog
Walek & Associates
212-590-0523
sprelog@walek.com
Sellers Capital Responds to Premier Exhibitions’ Preliminary Consent
Revocation Statement
Finds Statement to be Sloppy and Misleading
CHICAGO, December 31, 2008 — Sellers Capital LLC (Sellers Capital), the largest shareholder of Premier Exhibitions, Inc. (Premier) (PRXI), representing approximately 16.3% of the outstanding shares, today responded to Premier’s filing of a preliminary consent revocation statement with the Securities and Exchange Commission (SEC). Sellers Capital believes the statement is sloppy and filled with false and misleading statements, and has sent a lengthy letter to the SEC outlining the deficiencies that it believes are contained in Premier’s statement. A copy of Sellers Capital’s letter to the SEC can be obtained on the SEC’s website at the following link: http://idea.sec.gov/Archives/edgar/data/796764/000095015208010882/l35000adfan14a.htm
As an example, Premier states that its filing is supported by its current CFO, Mr. Bud Ingalls, and that he is a participant in Premier’s solicitation. However, Sellers Capital understands that Mr. Ingalls does not support Premier’s filing or its solicitation and has indicated this to Premier. As has been publicly disclosed, Mr. Ingalls has submitted his resignation to Premier, specifically citing his inability to work with Premier’s CEO, Mr. Arnie Geller.
Premier also states that Sellers Capital sought the reappointment of Mr. Geller as CEO in August 2008. However, when Sellers Capital supported Mr. Geller’s return, it was not informed about numerous alleged wrongdoings by Mr. Geller of which the Board was aware, including a number of allegations that Premier’s Board considered at the time of Mr. Geller’s prior resignation as CEO.
Despite the filing of its consent revocation statement, Premier has still not disclosed all of the matters and allegations involving Mr. Geller that the Board’s special committee has reviewed and considered. Sellers Capital again calls on the special committee to disclose its findings.
Premier’s statement demonstrates that the time for change is now. Sellers Capital has mailed its definitive consent solicitation statement to Premier’s shareholders, and shareholders of record as of December 18, 2008 may provide their consents to Sellers Capital at any time. We urge you to assist us in electing our four independent nominees to Premier’s board by providing a consent now.
Sellers Capital has proposed four independent and knowledgeable directors to fill the four vacancies on Premier’s Board. The proposed directors all have significant turnaround experience. The four directors being proposed by Sellers Capital are Christopher J. Davino, William M. Adams, Jack Jacobs and Bruce Steinberg.
Sellers Capital, through The Altman Group, which has been retained to solicit consents, has established a toll-free number for investors to call if they would like more information. That number is 866-828-6934. If you own shares of Premier, we invite you to call this toll-free number so that we may assist you in providing a consent.
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Sellers Capital and its affiliates are the beneficial owners of 4,778,399 shares of common stock of Premier, representing approximately 16.3% of the company’s outstanding shares, based upon the 29,284,999 shares of common stock reported by Premier to be outstanding as of October 6, 2008 in its Quarterly Report on Form 10-Q filed with the SEC on October 10, 2008.
Sellers Capital, certain of its affiliates and its nominees to the board are the participants in the solicitation of consents. Shareholders of Premier should read the definitive consent solicitation statement of Sellers Capital because it contains important information relating to the solicitation of consents and its nominees to the Premier Board. The definitive consent solicitation statement and any other relevant documents are available free of charge from the SEC’s website located at www.sec.gov or from Sellers Capital or The Altman Group.

Shareholder Contact:	Media Contact:
Sam Weiser	Stefan Prelog
Sellers Capital, LLC	Walek & Associates
312-775-1307	212-590-0523
sweiser@sellerscapital.com	sprelog@walek.com